Exhibit 10.1

EXECUTION VERSION

As of June 28, 2019

William J. Flynn

President and Chief Executive Officer

c/o Atlas Air Worldwide Holdings, Inc.

2000 Westchester Avenue

Purchase, New York 10577

Dear Bill:

This letter (this “Letter Agreement”) serves to memorialize our mutual understanding regarding the terms and conditions of your transition from the role of President and Chief Executive Officer of Atlas Air Worldwide Holdings, Inc. (“AAWW”) and Chief Executive Officer of Atlas Air, Inc. (together with AAWW, the “Company”).

1.Transition.  You have notified the Board of Directors of the Company (the “Board”) of your desire to transition from the role of President and Chief Executive Officer.  The Board hereby accepts such notice and confirms that your transition will be considered a “Retirement” for purposes of the employment agreement between you and the Company, dated April 21, 2006 and as amended on December 31, 2008 and July 1, 2011 (the “Employment Agreement”), and the other benefit plans and programs in which you participate.

As we have discussed, effective as of July 1, 2019 you will cease to serve as President of AAWW, and as of the end of the day on December 31, 2019 (the “Transition Date”) you will cease to serve as Chief Executive Officer of the Company and in any other capacity as an executive, officer or employee of the Company or any of its subsidiaries or affiliates.  As of January 1, 2020, you will become Chairman of the Board of AAWW.  The Company agrees not to terminate your employment without “Cause”, and you agree not to terminate your employment without “Good Reason”, in each case as defined in your Employment Agreement, through the Transition Date.  For the avoidance of doubt, your Employment Agreement will stay in full force and effect through the Transition Date and you acknowledge and agree that the changes in your role and responsibilities set forth in this Section 1 shall not constitute Good Reason for purposes of your Employment Agreement and the other benefit plans and programs in which you participate.

2.Entitlements upon Transition.  In accordance with your Employment Agreement and the other benefit plans and programs in which you participate, your transition will entitle you to certain payments and other benefits.  These payments and other benefits are set forth below:

a.Payment of 2019 Annual Incentive Award.  Subject to your continued service through the Transition Date, you will be paid a non-prorated annual bonus under the Company’s Annual Incentive Program for 2019 based upon actual Company and individual performance as reasonably determined by the Compensation Committee of the Board in good faith and in accordance with past practice, payable at the same time as annual bonuses are paid to other plan participants and otherwise subject to the terms and conditions of the plan.

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b.Vesting and Settlement of Long-Term Incentive Awards.  Subject to your continued service through the Transition Date, your outstanding long-term incentive awards will become vested and will be settled as follows:

(i)Time-Based Restricted Stock Units.  The outstanding time-based restricted stock units that you hold as set forth on Schedule A will become vested as of the Transition Date and will be settled in Company stock as soon as practicable following the Transition Date and in no event later than 30 days following the Transition Date.

(ii)Performance-Based Restricted Stock Units.  The outstanding performance-based restricted stock units that you hold as set forth on Schedule A will remain outstanding and you will be eligible to vest in such awards at the end of the applicable performance periods based upon actual Company performance as determined by the Compensation Committee of the Board (for the avoidance of doubt, determined in the same manner as in respect of the actively employed senior management team), with settlement of such awards in Company stock at the time specified in the applicable award agreements and otherwise in accordance with the Company’s long-term incentive plan and the award agreements thereunder.

(iii)Long-Term Cash Incentive Awards.  The outstanding long-term cash incentive awards that you hold as set forth on Schedule A will remain outstanding and you will be eligible to vest in such awards at the end of the applicable performance periods based upon actual Company performance as determined by the Compensation Committee of the Board (for the avoidance of doubt, determined in the same manner as in respect of the actively employed senior management team), with settlement of such awards in cash at the time specified in the applicable plan document and otherwise in accordance with the Company long-term incentive plan and the award agreements thereunder.

c.401(k) Restoration and Voluntary Deferral Plan.  You will be paid your full account balance under the Company’s 401(k) Restoration and Voluntary Deferral Plan on or about July 1, 2020.

d.Vacation Pay.  You will be paid for all accrued but unused vacation time as of the Transition Date in a single lump sum on the Company’s next regularly scheduled payroll date after the Transition Date.

3.Other Benefits.  Your active participation in all benefits and incidents of employment, including, but not limited to, the accrual of bonuses, vacation, and paid time off, and any additional 401(k) plan contributions, will cease as of the Transition Date, other than such benefits to which you are entitled in connection with this Letter Agreement or your service on the Board following the Transition Date. Vested amounts payable to you under the Company’s 401(k) and other retirement plans or agreements will be paid in accordance with the terms of such plans and agreements and applicable law. All payments hereunder will be subject to applicable deductions and withholdings as required by applicable law.

4.Release of Claims.  On the Transition Date, you will execute a general release of claims in the form set forth on Schedule B of this Letter Agreement.

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5.Survival of Restrictive Covenants.  You reaffirm and agree to observe and abide by the surviving Section 4.3 of the Employment Agreement.

6.Trade Secrets and Confidential Information/Company Property/Inquiries.  Your signature below constitutes your representation that as of the Transition Date, you will (a) remove from any and all devices, records, files, folders, cameras, media, internet sites, electronic or digital devices, and any and all other sources, all documents, tapes, photographs, recordings, images, reproductions, electronic files, and other items provided to you by the Company and/or any of the Company’s current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, direct and indirect parents and subsidiaries, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, predecessor and successor corporations and assigns, and all persons acting with or on behalf of them (collectively, the “Company Affiliates”), developed or obtained by you in connection with your employment with the Company, or otherwise belonging to the Company and/or any of the Company Affiliates, which would not be appropriate for the Chairman of the Board of AAWW to retain and (b) return all documents, tapes, photographs, recordings, images, reproductions, electronic files, and other items provided to you by the Company, developed or obtained by you in connection with your employment with the Company, or otherwise belonging to the Company, including but not limited to any personal computer(s), BlackBerry, iPhone, iPad, tapes, photographs, recordings, images, reproductions, electronic files, and other items, unless  such items are necessary or appropriate for you to retain as the Chairman of the Board of AAWW.  You further represent that you will not misuse or disclose any of the Company’s and/or any of the Company Affiliates’ confidential, proprietary, or trade secret information to any third party other than a law enforcement or authorized regulatory agency of the United States Government or any state or local government. In addition, you will abide by the Company’s communication policy, such that in the event you receive any media, financial community or other third-party inquiries regarding the Company, except as provided in Section 8 of this Letter Agreement, you will not respond (nor will you initiate any such contact) and will promptly notify Adam Kokas, EVP, General Counsel & Secretary at Adam.Kokas@atlasair.com.

7.Mutual Non-Disparagement.  You agree to refrain from any disparaging statements, including but not limited to statements that amount to libel or slander, about the Company, its direct and indirect parents, subsidiaries or affiliated companies, and/or any of its or their current or former employees, officers, or directors, and/or any of the other Company Affiliates, including, without limitation, the business, products, intellectual property, financial standing, future, or other employment, compensation, benefit, or personnel practices of the Company and/or any of the Company Affiliates.  You further agree to refrain from any disparaging statements, including but not limited to libel or slander, about any of the Company Affiliates that pertain to any personal or confidential matters that may cause embarrassment to any of the Company Affiliates or may result in any adverse effect on the professional or personal reputation of any of the Company Affiliates.  The foregoing restrictions will not apply to any testimony that you are compelled by law to give (whether written or verbal).  The Company agrees to refrain from any disparaging statements, including but not limited to libel or slander, about you or your immediate family that pertain to any personal or confidential matters that may cause embarrassment to you or them or may result in any adverse effect on your professional or personal reputation. For the avoidance of doubt, the Company agrees to instruct its senior officers and the Board of AAWW of its covenant under this Section 7.  The foregoing

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restrictions will not apply to any testimony that any Company Affiliate is compelled to give by law (whether written or verbal).

8.Protected Communications.

a.Nothing in or about this Letter Agreement prohibits you from:  (i) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), maintaining the confidentiality of a claim with the Securities and Exchange Commission (the “SEC”); (ii) providing confidential information about this Letter Agreement or the Company or any of its affiliates or similar to the SEC, or providing the SEC with information that would otherwise violate any section of this Letter Agreement (including, without limitation, Section 7 (Non-Disparagement) of this Letter Agreement), to the extent permitted by Section 21F of the Exchange Act; (iii) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company; or (iv) receiving a monetary award as set forth in Section 21F of the Exchange Act.

b.You are advised that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of any confidential information about this Letter Agreement or the Company or any of its affiliates that constitutes a trade secret to which the Defend Trade Secrets Act (18 U.S.C. § 1833(b)) applies that is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.

9.Incorporated Provisions.  Section 5 (Dispute Resolution), Section 6 (Severability and Enforceability) and Section 7 (Miscellaneous) from your Employment Agreement are incorporated herein by reference, mutatis mutandis.

[SIGNATURE PAGE FOLLOWS AS A SEPARATE PAGE]

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IN WITNESS WHEREOF, the parties have executed this Letter Agreement as of the date written above.

ATLAS AIR WORLDWIDE HOLDINGS, INC.
By:
Name: Duncan J. McNabb Title: Chairman of the Nominating & Governance Committee

ATLAS AIR, INC.
By:
Name: Adam R. Kokas Title: Executive Vice President

______________________________

William J. Flynn

Signature Page to Letter Agreement